ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF GOLDEN EAGLE INTERNATIONAL, INC.

Pursuant to Section 7-110-101, *et seq.*, of the Colorado Business Corporation Act, **GOLDEN EAGLE INTERNATIONAL, INC.**, a corporation organized and existing under the laws of the State of Colorado, adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Golden Eagle International, Inc.

SECOND: Golden Eagle International, Inc., a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), HEREBY CERTIFIES that the following Articles of Amendment to its Articles of Incorporation was duly adopted on September 14, 2007, pursuant to the authority conferred upon the Corporation by the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), and by the Colorado Business Corporation Act (the "Act").

RESOLVED, that the sole paragraph of the article titled "Fourth" of the Articles of Incorporation is hereby amended to read in its entirety as follows:

> "FOURTH: The aggregate number of Common Shares which the Corporation shall have the authority to issue is Two billion (2,000,000,000), all of one class and all with a par value of $.0001 per share; the aggregate number of Preferred Shares which the Corporation shall have the authority to issue is Ten Million (10,000,000), all with a par value of $.01 per share and of such classes and with such preferences as the Corporation's Board of Directors may determine from time to time."

THIRD: The proposed Amendment to the Articles of Incorporation was submitted to the Stockholders of the Corporation for approval at a special meeting held September 14, 2007, and the number of votes cast in favor of the amendment was sufficient for approval.

The name and address of the individual who caused this document to be filed, and who may be contacted by the Secretary of State with any questions, is:

Terry C. Turner, Chief Executive Officer
Golden Eagle International, Inc.
9661 South 700 East
Salt Lake City, Utah 84070
Telephone: (801) 619-9320
Facsimile: (801) 619-1747